Exhibit 99.1

IBIO, INC. REPORTS ON NYSE AMERICAN NONCOMPLIANCE NOTICE AND COMPLIANCE PLAN

NEW YORK, NEW YORK, OCTOBER 22, 2019 — IBIO, INC. (NYSE AMERICAN: IBIO) (“IBIO” OR THE “COMPANY”) announced today that on October 16, 2019, the Company received notice from NYSE American (the “Exchange”) that the Company currently is below the Exchange’s continued listing standards set forth in Section 1003(a)(ii) of the NYSE American Company Guide, which applies if a listed company has stockholders’ equity of less than $4,000,000 and has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years, and Section 1003(a)(iii) of the NYSE American Company Guide, which applies if a listed company has stockholders’ equity of less than $6,000,000 and has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Exchange indicated that a review of the Company shows that the Company is below compliance with Section 1003(a)(ii) and Section 1003(a)(iii) since it reported stockholders’ equity of $2.46 million as of June 30, 2019 and net losses in its five most recent fiscal years ended June 30, 2019.

The Company must submit a plan of compliance to the Exchange by November 15, 2019 advising of actions that it has taken or will take to regain compliance with the Exchange’s continued listing standards by October 16, 2020. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the NYSE American Company Guide. If the plan is accepted by the Exchange, the Company will be subject to periodic reviews including quarterly monitoring for compliance with the plan.

The Company is working to provide the Exchange with a satisfactory plan by November 15, 2019, to show that it will be able to return to compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE American Company Guide by October 16, 2020.

About iBio, Inc.

iBio is a global leader in plant-based biopharmaceutical contract development and cGMP manufacturing services. Our wholly-owned subsidiary, iBio CDMO LLC, uses the FastPharming™ System – which combines plant protein expression, automated hydroponics, and glycan engineering technologies – to rapidly deliver gram quantities of high-quality biologics for research or further manufacturing uses from its 120,000 square foot facility in Bryan, Texas. In addition to contract manufacturing, iBio also offers process development, bioanalytical, and fill-finish services, along with Factory Solutions for the design and build of facilities for plant-made monoclonal antibodies, vaccines, bioinks and more. iBio also uses its advanced manufacturing capabilities in the development of its own therapeutic pipeline, including its lead asset, IBIO-100 for the treatment of fibrotic diseases. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:

Stephen Kilmer

Investor Relations

(646) 274-3580

skilmer@ibioinc.com